Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-127214, 333-118773, 333-105907, 333-101756, 333-92328, 333-65198, 333-57096, 333-44012, 333-87127, 333-57875 and 333-135909) of our reports dated February 2, 2007, with respect to the consolidated financial statements of Neurocrine Biosciences, Inc., and Neurocrine Biosciences, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Neurocrine Biosciences, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ ERNST & YOUNG LLP
San Diego, California
February 2, 2007